Exhibit 10.2
WERNER ENTERPRISES, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION
Independent members of the Board of Directors (the “Board”) of Werner Enterprises, Inc. (the “Company”) receive annual cash retainers and restricted stock awards summarized in the table below. In March 2022, the Compensation Committee reviewed the non-employee director compensation program with the assistance of its independent compensation consultant. To better align with market practices based on this review, the Compensation Committee recommended and the Board approved the annual cash retainer be increased from $50,000 to $75,000 (paid in quarterly installments of $18,750 each) effective July 1, 2022 and the annual restricted stock award granted in May 2022 be increased from $80,000 to $100,000. Prior to this change, the Board had not increased its director compensation since 2020. In addition, the Compensation Committee recommended and the Board approved the adoption of an annual cash retainer for the Environmental Social and Governance Committee Chair of $10,000 (paid in quarterly installments of $2,500 each) effective January 1, 2022 and the adoption of an annual cash retainer for the Lead Independent Director of $25,000 (paid in quarterly installments of $6,250 each).

INDEPENDENT DIRECTOR ANNUAL RETAINERS AND FEES
Fee or Retainer	Amount and Frequency of Payment
Cash Retainer for Board Membership	$75,000 (paid in quarterly installments of $18,750 each)
Cash Retainer for Lead Independent Director	$25,000 (paid in quarterly installments of $6,250 each)
Cash Retainer for the Audit Committee Chair	$15,000 (paid in quarterly installments of $3,750 each)
Cash Retainer for the Compensation Committee Chair	$10,000 (paid in quarterly installments of $2,500 each)
Cash Retainer for the Environmental Social and Governance Committee Chair	$10,000 (paid in quarterly installments of $2,500 each)
Cash Retainer for the Governance Committee Chair	$10,000 (paid in quarterly installments of $2,500 each)
Restricted Stock Award for Board Membership	$100,000 (three year vesting period from the date of grant)
Restricted stock awards are granted pursuant to the terms of the Werner Enterprises, Inc. 2023 Long-term Incentive Plan and the Form of Restricted Stock Award Agreement, both of which became effective as of May 9, 2023. The 2023 Long-Term Incentive Plan is filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and the Form of Restricted Stock Award Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2023. To the extent required by Securities and Exchange Commission (“SEC”) regulations, equity awards granted to the Company’s independent directors are reported on Form 4 filings with the SEC.
We also reimburse each independent director at cost for all of their reasonable out-of-pocket travel expenses incurred in connection with their attendance at Board and Board committee meetings and for other reasonable out-of-pocket expenses directly related to their Board and Board committee service.